UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AstroNova, Inc.

(Name of Registrant as Specified in Its Charter)

Samir Patel

Askeladden Capital Management LLC

Jeff Sands

Shawn Kravetz

Ryan Oviatt

Boyd Roberts

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

(Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

______________________________________________________________________________

Dear Fellow Shareholders,

I believe that AstroNova Inc. (Nasdaq: ALOT) is a fundamentally high-quality business, with leading competitive positions in niche markets and a large base of recurring revenue from supplies and long-term contracts.  Despite these attractive qualities, during the incumbent Board’s tenure, we owners of ALOT have suffered severe short and long-term shareholder value destruction.

Shares have lost almost 50% of their value since the disastrous acquisition of private Portuguese company MTEX NS last May.  AstroNova’s share price is lower today than it was eleven years ago, when Greg Woods became CEO in February 2014.  ALOT shares have dramatically underperformed small and micro-cap benchmarks during the tenure of every single existing director on AstroNova’s Board.  Through the nomination deadline of March 21, 2025, AstroNova shares have underperformed the iShares Micro-Cap ETF:

•       by >160% since Mitchell I. Quain joined the Board in 2011,

•       >90% since Gregory A. Woods became CEO in 2014,

•       >60% since Richard Warzala joined the Board in 2017,

•       >60% since Yvonne Schlaeppi joined the Board in 2018,

•       almost 30% since Alexis P. Michas joined the Board in 2022.

This underperformance is even more severe vs. other small-cap benchmarks such as the Russell 2000.  The share price has fallen further since the nomination deadline; today’s numbers would be worse than those cited above.

The share price isn’t the only concern: AstroNova recently breached its debt covenants, causing an event of default.  While the lender fortunately agreed to extend terms, the company’s recent 8-K filing disclosed less than $4 million in availability under its $25 million revolving credit facility, leaving AstroNova poorly positioned to absorb any additional headwinds in a volatile and uncertain macroeconomic environment.

I write as the founder and portfolio manager of Askeladden Capital LLC, a disclosed 5% owner of AstroNova since 2020.  Based on available filings, I believe that we are the largest independent shareholder today.  We own ~9.2% of the company on behalf of our clients, who range from ordinary individuals saving for retirement to billion-dollar charitable organizations funding important scientific and educational endeavors.  We find it completely unacceptable that our clients’ worthy goals have been impaired and undermined by persistent shareholder value destruction at AstroNova.

We have repeatedly engaged with the company in recent years regarding its poor operating  and share-price performance.  We feel our concerns have fallen on deaf ears.  We have made multiple entreaties to the Board requesting our serious concerns be addressed quietly and behind the scenes.  Unfortunately, Mr. Quain, Mr. Woods, Mr. Warzala, Ms. Schlaeppi, and Mr. Michas have collectively shown signs of entrenchment.  Over the past few weeks, the Board has refused to engage with us, their largest shareholder – or even answer our emails – other than curt messages delivered through legal counsel.

We perceive the Board’s attitude towards us as callous, dismissive, and obstructionist.  As patient, long-term investors in AstroNova, we are appalled by their seeming unwillingness to take substantial, immediate action to improve operations, shore up the strained balance sheet, and remedy the severe and persistent shareholder value destruction that has occurred on their watch.  In light of the Board’s failures, we feel that new perspectives are in the best interest of our clients and all AstroNova shareholders.

We summarize several specific concerns below, including costly and seemingly avoidable operational and capital allocation mistakes, and the substantial recent degradation in profitability.

Disastrous MTEX acquisition led to 70% writedown, covenant breach, event of default, and limited breathing room on credit facility.  In May 2024, AstroNova announced the acquisition of MTEX for $18.7 million in up-front cash with additional contingent consideration.  On various public conference calls, MTEX was described as a “technology disruptor” with “handsome margins” that should drive “significant” revenue growth.  In September 2024, CEO Greg Woods reiterated that he was “very excited” about MTEX and that MTEX remained on track to meet targets despite a slow start.  A quarter later, as MTEX continued to report substantial operating losses, AstroNova announced that it was seeking remedies from the seller for “details that appear to be inconsistent with the information originally provided.”

AstroNova’s recent Q4 pre-release highlighted a $13.4 million impairment in the Product ID segment, largely attributable to MTEX, implying a roughly 70% writeoff on the cash outlay less than a year after purchase.  The company also announced it was phasing out 70% of MTEX’s products, described as “low-profit.”

The increased debt and lower profits resulting from the MTEX acquisition appear to be the direct cause of the recently-announced event of default, and the less than $4 million in availability under the revolving credit facility.  CEO Greg Woods told us that the timing of the trade show DRUPA and AstroNova’s belief in the presence of a competing bidder for MTEX caused “extra pressure” and resulted in AstroNova “accelerat[ing] some things we typically wouldn’t accelerate” in their due diligence.  This catastrophe could thus have been avoided had the company simply conducted sufficient due diligence; we believe the acquisition process indicates poor governance, particularly in the area of risk-management.

2022 – 2024 ink quality issues.  At the end of Fiscal 2022, AstroNova disclosed elevated warranty costs related to an ink quality issue from a supplier.  On the Q4 2022 conference call, CEO Greg Woods assured shareholders that “the solution has been put in place… and kind of putting that behind us” with only a few machines left to repair.  On several subsequent occasions, CEO Greg Woods publicly or privately claimed a solution was near, but quality issues persisted for two years and were not fully resolved until the end of Fiscal 2024.  Based on the company's disclosures and MD&A regarding revenue performance in the Product Identification segment, as well as disclosed warranty costs and discussion of other direct costs, we estimate that the company’s failure to resolve this issue in a timely fashion cost shareholders over $10 million in lost high-margin supplies revenues and millions in warranty / repair costs.  Moreover, the company’s Form 10-K admits the extended quality issues caused damage to customer perception of the company’s brand.

Severe degradation in profitability.  In Fiscal 2024, AstroNova reported $148.1 million in revenue and $17.6 million in Adjusted EBITDA excluding product retrofit and restructuring costs, for margins of roughly 12%.  The company’s March 2024 earnings release guided to 13 – 14% Adj. EBITDA margins in FY 2025, with further 100 bps annual improvement in 2026 and 2027.  A year later, the company is guiding FY 2026 to 8.5 – 9.5% Adj. EBITDA margins on $160 - $165 million in revenues (~$14.6 million Adj. EBITDA at midpoint), rather than the originally expected 14 – 15% margins (would be ~$23M+ in Adj. EBITDA), despite benefiting from some portion of $3 million in announced restructuring and other strategic initiatives (such as ToughWriter SKU consolidation) that were supposed to enhance margins.  In our view, this severe (nearly 40%) degradation in expected margins, despite ~10% revenue growth, suggests extremely poor operational management by CEO Greg Woods.

Our candidates.  We are not serial activists, but we believe these critical missteps, coupled with the Board’s collective track record of shareholder value destruction, speak to the need for substantial and immediate change.  Therefore, we seek to replace the value-destroying incumbent Board members with a slate of highly qualified and motivated candidates, whose expertise is specific and relevant to the challenges at hand. Our sole goal is turning around years of poor performance, aiming to restore shareholder value at AstroNova for our clients and all other long-suffering shareholders.

Our nominees are:

Jeff Sands.  Mr. Sands is a Certified Turnaround Professional, the Founding Partner of Dorset Partners LLC, and the author of “Corporate Turnaround Artistry: Fix Any Business in 100 Days” (published by J. Wiley).  Mr. Sands has won the Turnaround Management Association “Turnaround of the Year Award” three times and was named “Turnaround Professional of the Year” by M&A Advisor in 2020.  On behalf of various private equity firms, entrepreneurs, and family offices, Mr. Sands has successfully turned around or restructured a number of distressed businesses, including some merely days or weeks away from lender-forced liquidation.  He has worked with several military/aerospace businesses, including a $100M supplier to Boeing.  In recent years, Mr. Sands has served on two private company Boards.

Shawn Kravetz.  Mr. Kravetz is President and Chief Investment Officer of Esplanade Capital LLC, an investment management company he founded in 1999.  Focused on smaller companies, out of favor & below the radar companies, special situations, and turnarounds, Esplanade Capital LLC manages capital for a small number of like-minded families, private investors, and institutions.  Mr. Kravetz served as a member of the Board of Directors of Nevada Gold & Casinos, Inc. (ticker UWN) from 2016 until it was acquired in 2019, serving as Chairman of the Corporate Governance and Nominating Committee.

Ryan Oviatt.  Mr. Oviatt held various roles including Board Member, Co-CEO, CFO, and Treasurer at publicly traded Profire Energy (PFIE) from 2015 until its acquisition in 2025 by CECO Environmental Corp (CECO), where he continues to lead key post-acquisition strategic initiatives.  Mr. Oviatt helped lead Profire’s successful expansion into new end-markets and drive gross and EBITDA margin performance through challenging cyclical conditions.  Mr. Oviatt was also instrumental in helping Profire and its Board prepare for, negotiate, and complete the transaction with CECO that delivered a 60% premium to Profire’s 30-day volume-weighted average price prior to the announcement.

Boyd Roberts.  Mr. Roberts has held various executive roles at publicly-traded Franklin Covey (FC), including Head of Corporate Development and Business Relations, Vice President of Global Finance, and General Manager.  Relevant to improving the integration of MTEX, Mr. Roberts is fluent in Portuguese and has substantial experience in mergers and acquisitions, from sourcing and due diligence to integration and subsequent growth.  He has had full P&L ownership and driven substantial revenue and profit growth at two key business units, including an acquired unit.

Samir Patel.  I am the founder and portfolio manager of Askeladden Capital Management LLC, an investment firm focused on small and micro-cap securities utilizing a research-driven value investing philosophy.  Unlike AstroNova, Askeladden has generated substantial outperformance vs. its benchmark since inception in 2016.  I have committed to accepting no cash fees or stock awards – only reimbursement of expenses – should you, my fellow shareholders, elect me.  My role on the Board will be to ensure the primacy and urgency of maximizing shareholder value.

We look forward to providing you with more information regarding our nominees and our efforts to restore shareholder value at AstroNova.

Sincerely,

Samir Patel

Founder and Portfolio Manager, Askeladden Capital Management LLC

DISCLAIMER: All views expressed represent solely those of Samir Patel / Askeladden Capital and should not be construed to represent the views of any other nominees.

THIS IS A SOLICITATION PURSUANT TO RULE 14a-12 UNDER THE SECURITIES ECHANGE ACT OF 1934.  SAMIR PATEL, WHO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, HAS ADVISED THE COMPANY OF HIS INTENT TO NOMINATE HIMSELF AND FOUR OTHER CANDIDATES FOR ELECTION TO THE BOARD OF DIECTORS AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS.

 MR. PATEL INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND FURNISH TO ITS STOCKHOLDERS A PROXY STATEMENT IN SUPPORT OF HIS NOMINATION.  ANY SUCH PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY PROXY STATEMENT AND OTHER DOCUMENTS THAT MR. PATEL FILES WITH THE SEC THROUGH THE SEC’S WEB SITE AT WWW.SEC.GOV AND FROM MR. PATEL BY WRITING TO HIM AT 1452 HUGHES ROAD, SUITE 200, # 582, GRAPEVINE, TX   76501.  INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS OF MR. PATEL ARE AVAILABLE IN A SCHEDULE 13D THAT HE FILED ON MARCH 27,  2025 AND WILL BE PROVIDED IN ANY DEFINITIVE PROXY STATEMENT THAT HE FILES, ALONG WITH INFORMATION ABOUT HIS QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ALL OF WHICH WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE.